Putnam International New Opportunities Fund
September 30, 2006 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2006, Putnam Management
has assumed $9,774 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1     Class A   8,769
          Class B   1,138
          Class C   155

72DD2     Class M   222
          Class R   1
          Class Y   231

73A1      Class A   0.224
          Class B   0.104
          Class C   0.132

73A2      Class M   0.158
          Class R   0.213
          Class Y   0.231

74U1		Class A	37,856
		Class B	8,483
		Class C	1,090

74U2		Class M	1,248
		Class R	20
          Class Y   1,051

74V1		Class A	15.50
		Class B	14.43
		Class C	14.85

74V2		Class M	14.81
		Class R	15.42
          Class Y   15.53




Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.